Exhibit 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2015 and 2014
and the Quarter and Year Ended December 31, 2014

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2015
Composite Materials	$237.8	$69.7	$59.9	$367.4
Engineered Products	82.5	19.2	2.7	104.4
Total	$320.3	$88.9	$62.6	$471.8
	68%	19%	13%	100%

Fourth Quarter 2014
Composite Materials	$225.0	$72.1	$63.0	$360.1
Engineered Products	82.4	27.5	1.8	111.7
Total	$307.4	$99.6	$64.8	$471.8
	65%	21%	14%	100%

First Quarter 2014
Composite Materials	$224.8	$68.6	$62.9	$356.3
Engineered Products	78.4	27.0	-	105.4
Total	$303.2	$95.6	$62.9	$461.7
	66%	20%	14%	100%

Year Ended December 31, 2014
Composite Materials	$887.6	$271.6	$261.7	$1,420.9
Engineered Products	327.7	104.2	2.7	434.6
Total	$1,215.3	$375.8	$264.4	$1,855.5
	66%	20%	14%	100%